Exhibit (a)(9)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes or Shares described below. The Offer is made solely by the Offer to Purchase, dated January 12, 1998, and the related Letters of Transmittal, and is neither being made to, nor will tenders be accepted from or on behalf of, holders of Notes or Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash:

                Up to $30,000,000 Principal Amount of Outstanding
                        8.40% Subordinated Notes Due 1993
                                       Of
                          American Capital Corporation
                                  at a Price of
                 $100 Net per $1,000 Principal Amount of Notes,

                      Up to 1,100,000 Outstanding Shares of
                         $3.75 Series A Preferred Stock
                                       Of
                          American Capital Corporation
                                  at a Price of
                         $0.50 Net per Preferred Share,

                                       And

               Up to 1,950,000 Outstanding Shares of Common Stock
                                       Of
                       Transcapital Financial Corporation
                                  at a Price of
                           $1.00 Net per Common Share,

                                       By
                           Alliance Standard II L.L.C.
                                       And
                           Alliance Standard II Corp.

Alliance Standard II L.L.C. ("Purchaser L.L.C."), a Delaware limited liability company wholly owned by LJ Investments, L.L.C., a Delaware limited liability company, and Alliance Standard II Corp. ("Purchaser Corp.," and collectively with Purchaser LLC, the



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"Purchasers"), a British Virgin Islands corporation wholly owned by LJ
Investments Corp., a British Virgin Islands corporation, hereby offer to purchase:

         (i) up to $30,000,000 aggregate principal amount of outstanding 8.40% Subordinated Notes due 1993 (the "Notes") of American Capital Corporation, a Florida corporation ("ACC"), at a price of $100 per $1,000 principal amount of Notes (including any accrued interest thereon),

         (i) up to 1,100,000 outstanding shares of Series A Preferred Stock, $1.00 par value (the "ACC Preferred Shares") of ACC, at a price of $0.50 per ACC Preferred Share, and

         (i) up to 1,950,000 outstanding shares of Common Stock, par value $1.00 per share (the "TFC Common Shares" and together with the ACC Preferred Shares, the "Shares") of TransCapital Financial Corporation, a Delaware corporation ("TFC" and together with ACC, the "Companies"), at a price of $1.00 per TFC Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the three related Letters of Transmittal (which, as amended from time to time, collectively constitute the "Offer").

                   ----------------------------------------------
                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                   12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                  FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED.
                   ----------------------------------------------

          The Offer is conditioned upon, among other things, the requirement that there shall not have occurred any decision, action, development, event or other circumstance in the Action (as defined in the Offer to Purchase) or in any legal proceeding based upon similar factual or legal allegations, including, without limitation, any action seeking damages against the United States of America in connection with "supervisory goodwill" accounting for financial institutions, which in the sole judgment of the Purchasers could have an adverse effect on the Notes or Shares or the Purchasers' eventual recovery with respect thereto, or the FDIC shall have issued receiver's certificates or other similar documents to any holder of any claim with respect to Transohio Savings Bank, including TFC.

          For  purposes  of the  Offer,  the  Purchasers  will be deemed to have accepted for payment, and thereby purchased, up to $30,000,000 aggregate principal amount of Notes, up to 1,100,000 ACC Preferred Shares and up to 1,950,000 TFC Common Shares validly tendered to the Purchasers and not withdrawn only as, if and when the Purchasers give oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchasers' acceptance for payment of such Notes and Shares. Payment for Notes and Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID



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ON THE  PURCHASE  PRICE OF THE  NOTES AND  SHARES TO BE PAID BY THE  PURCHASERS,
REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders, the Purchasers' obligations to make such payments shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Notes and Shares pursuant to the Offer. If the Purchasers are delayed in the acceptance for payment of or payment for Notes or Shares or are unable to accept for payment or pay for Notes or Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Notes or Shares, and such Notes or Shares may not be withdrawn except to the extent tendering holders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3 of the Offer to Purchase. If any tendered Notes or Shares are not purchased pursuant to the Offer for any reason, Definitive Notes or Share Certificates (as each such term is defined in the Offer to Purchase) for any such unpurchased Notes or Shares will be returned, without expense to the tendering holder (or, in the case of Notes or Shares delivered by book-entry transfer of such Notes or Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedure set forth in Section 2 of the Offer to Purchase, such Notes or Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the
expiration,   termination  or  withdrawal  of  the  Offer.  Notwithstanding  the foregoing, if (i) a portion of the Notes or Shares represented by a tendered Definitive Note or Share Certificate, as applicable, has been tendered and a portion has not been tendered, or a portion has been accepted for payment and a portion has not been accepted for payment, and (ii) the trustee for the Notes or, with respect to Shares, the issuing Company's transfer agent, cannot or will not reissue Definitive Notes or Share Certificates representing any such Notes or Shares, then the Purchasers will provide to the tendering holder a certificate of beneficial interest in the Notes or Shares, as applicable, that were not accepted for payment.

          Tenders of Notes and Shares made pursuant to the Offer are irrevocable, except that Notes and Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time on or prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer and, unless theretofore accepted for payment and paid for by Purchasers, may also be withdrawn after March 16, 1998 (or such later date as may apply in case the Offer is extended). The Offer shall expire on February 13, 1998, the initial Expiration Date; provided, however, that the Purchasers may extend the Expiration Date if any of the conditions set forth in the Offer to Purchase has not been met by giving oral (followed by written confirmation) or written notice of such extension to the Depositary and making public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of



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withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Notes or Shares to be withdrawn, the principal amount of Notes or the number of Shares to be withdrawn and the name of the registered holder of the Notes or Shares to be withdrawn, if different from the name of the person who tendered the Notes or Shares. If Definitive Notes or
Share   Certificates  have  been  delivered  or  otherwise   identified  to  the
Depositary, then, prior to the physical release of such Definitive Notes or Share Certificates, the serial numbers shown on such Definitive Notes or Share Certificates must be submitted to the Depositary and, unless such Notes or Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Notes or Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes or Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

          The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

          In accordance with its rights under Section 14(d) of the Exchange Act and the regulations thereunder, Purchasers have requested a list of holders of ACC Preferred Stock from ACC, and a list of holders of TFC Common Stock from TFC. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to known record holders of ACC Preferred Stock and TFC Common Stock and, upon receipt of such list, to all such record holders, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear or whose nominees appear on such lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of ACC Preferred Stock and the TFC Common Stock.

          The Offer to Purchase and the related Letters of Transmittal contain important information which holders of Notes and Shares are urged to review carefully before making any decision with respect to the Offer.

          Requests for copies of the Offer to Purchase, the Letters of Transmittal and other tender offer materials may be directed to the Information Agent named below and copies will be furnished promptly at the Purchasers' expense. The Purchasers will pay soliciting dealer's fees of $2.00 per $1,000 principal amount of Notes, $0.05 per ACC Preferred Share and $0.10 per TFC Common Share to brokers, dealers and other persons for soliciting tenders of Notes and Shares from their clients pursuant to the Offer.



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                                    MACKENZIE
                                  PARTNERS, INC
                           156 Fifth Avenue, 9th Floor
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

January 13, 1998